                                                                    EXHIBIT 12.1

                                 FORCENERGY INC

                             COMPUTATION OF RATIOS

                                                                                  NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                  ---------------------------------------------   ------------------
                                   1992     1993     1994      1995      1996      1996       1997
                                  ------   ------   -------   -------   -------   -------    -------
Ratio of Earnings to Fixed
  Charges:
  Net income before income
     taxes......................  $4,394   $3,199   $(6,478)  $(2,928)  $17,989   $ 9,842    $29,903
  Fixed Charges(1)..............   2,303    6,192     9,419    11,668    13,367     9,503     22,970
                                  ------   ------   -------   -------   -------   -------    -------
     Earnings...................  $6,697   $9,391   $ 3,051   $ 8,740   $31,356   $19,345    $52,873
                                  ======   ======   =======   =======   =======   =======    =======
     Fixed Charges(2)...........  $2,303   $6,549   $11,058   $14,234   $15,594   $11,086    $24,735
                                  ======   ======   =======   =======   =======   =======    =======
Ratio of Earnings to Fixed
  Charges(3)....................    2.9x     1.4x        --        --      2.0x      1.7x       2.1x
                                  ======   ======   =======   =======   =======   =======    =======

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(1) Includes interest expense exclusive of amounts capitalized.

(2) Includes interest expense prior to capitalization.

(3) Earnings were not adequate to cover fixed charges in the years ended December 31, 1994 and 1995 by $8.0 million and $5.5 million, respectively.